Exhibit 99.1

Quantum Materials Corp to Quadruple Lab Space and Add Scientists

San Marcos, TX – November 5, 2014 -- Quantum Materials Corp (OTCQB:QTMM) today announced it has signed an agreement with STAR Park that will quadruple the Company’s Quantum Dot production space when the new state-of-the-art lab and offices are completed on or before June 2015. The Company is also recruiting to double its scientific staff effective January 2015.

"It is extremely gratifying that our work is meeting with industry acceptance from some of the most technologically advanced companies in the world," said Quantum Materials Founder and CEO Stephen Squires. "Our expansion demonstrates our commitment to meet the demands of next-generation television and display, solid-state lighting and solar energy manufacturers. We will be bringing to San Marcos top scientists and chemists to develop non-heavy metal tetrapod quantum dots and thick-shell technology to optimize them for each client’s purpose and to their true commercial potential.”

In a recent Reuters News article Samsung and LG Display discussed the use of quantum dots to create the next-generation Ultra High Definition televisions rather than Organic Light Emitting Diodes (OLED). In the article an industry analyst estimates that a 55-inch quantum dot TV would only cost consumers about 35 percent more than a current LCD TV, while an OLED TV could be 5 times more expensive. Quantum Materials’ patented and automated process for quantum dot manufacture can further reduce manufacturer’s costs through economies of scale.

At this time, there are a few heavy metal (Cadmium-based) quantum dot televisions on the market. Quantum Materials is aware of ecological concerns about Cadmium and is currently developing non-heavy metal (NHM) quantum dots under Company-owned patents for the Ultra High Definition display market. Industry research has shown NHM quantum dots to be environmentally friendly but have yet to demonstrate NHM quantum dots of a quality, quantity, reliability and price necessary to justify industrial production. The company believes these problems will be overcome with our current intellectual property, automated processes and top scientific personnel.

About Quantum Materials Corp
Quantum Materials Corp develops and manufactures Tetrapod Quantum Dots for use in medical, display, solar energy and lighting applications through its patent-pending volume production process. QMC's volume manufacturing methods enable consistent quality and scalable cost reductions to drive innovative discovery to commercial success. (www.qmcdots.com) Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable solar technology by replacing silicon wafer-based solar cells with high-production, low-cost, efficient and flexible thin-film quantum dot solar cells. (www.solterrarenewable.com)

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that involve risks and uncertainties concerning business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's EDGAR System at http://www.sec.gov/ orwww.QMCdots.com. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contacts:

Business Inquiries:
Art Lamstein
Director of Marketing
415.609.4969
artlamstein@QMCdots.com

Media:
Rich Schineller
941.780.8100
rich@prmgt.com

Investor Relations:
Clay Chase
SD Torrey Hills Capital
858 456-7300
cc@sdthc.com